Exhibit 10.3

FIRST TRADE

UNION BANK

Capital. Credentials. Commitment.

AMENDED AND RESTATED

SEVERANCE, CHANGE IN CONTROL AND NON-SOLICITATION AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into this 19th day of July, 2012 (the “Effective Date”) by and between First Trade Union Bank (the “Company”), and [Name] (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee agree that this amended and restated Agreement, dated [Date] hereby supersedes any and all prior Severance, Change In control and Non Solicitation Agreements among the parties.

WHEREAS, Employee is employed by the Company in a critical executive position with the Company;

WHEREAS, Employee is employed by the Company on an at-will basis;

WHEREAS, the Company and Employee agree that Employee will be entitled to certain benefits described in this Agreement in the event of a change in control or termination other than for cause, as defined herein; and

WHEREAS, in exchange for the severance benefits described herein, Employee agrees that he will not solicit any employees or customers of the Company in the manner and for the period proscribed herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. [Name] is employed as the [Position]. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Chief Executive Officer or the Board of Directors (the “Board”), as the case may be.

2. Termination of Employment at the Election of the Company. If the Company terminates the Employee’s employment other than for “Cause” (as defined below), the Company agrees to pay Employee severance pay equal to one year of Employee’s annual salary in effect as

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of the date of such termination (“Severance Amount”), less any voluntarily authorized and legally required deductions. At the discretion of the Company, payment of the Severance Amount may be made in either a single lump sum amount or in periodic payments at regular pay period intervals consistent with the Company’s payroll policies and practices in effect at the time of Employee’s termination. In addition to the Severance Amount, the Company shall pay Employee’s COBRA premium payments for medical and dental insurance for a period of one year, provided that Employee is currently enrolled in the plans at the time of termination and that Employee timely elects to continue his coverage; provided however, that such coverage will terminate if the Company ceases offering medical and/or dental insurance to its employees with the benefit plan and amount available to Employee as of the Separation Date; provided further, that the Company’s obligation to pay such premiums shall cease upon Employee’s eligibility for insurance covering substantially the same insured matters under any other plans or policies from a third party (e.g., spouse’s employer, Employee’s subsequent employer, or any other party with a relationship with Employee). Employee must advise the Company as soon as he becomes eligible for other health or dental insurance. At the conclusion of the one year period, the Employee may continue to participate in the Company’s medical and dental insurance plan with full responsibility to pay the premium payment to the maximum extent the law allows on a monthly basis for the remainder of the COBRA period and/or convert his group medical insurance coverage to non-group coverage at his own expense to the extent permitted by the applicable insurer(s) and in accordance with COBRA.

For the purposes of this Section 2, termination for “Cause” shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

3. Non-Solicitation of Customers. Employee shall not during his time of employment with the Company, directly or indirectly, solicit the trade of, or do business with, any customer or prospective customer, of the Company for any business purpose other than for the benefit of the Company. Employee further acknowledges that, in consideration of the promises contained in Section 2 of this Agreement and to induce the Company to enter into this Agreement, he shall not for one (1) year following the termination of his employment with the Company, including, without limitation, termination by the Company for cause or without cause, directly or indirectly, solicit the trade of, any person or entity whatsoever who or which is or was a customer of the Company in any of the territory or territories assigned to the Employee during the Employment Period, with respect to products of the same or similar kind as those presently or in the future distributed by the Company.

4. Non-Solicitation of Employees. The Employee shall not during his employment with the Company and for one (1) year following termination of Employee’s employment with the Company, including, without limitation, termination by the Company for cause or without cause, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, current or future, of the Company to leave the Company for any reason whatsoever.

[Name]	- 3 -	July 19, 2012

5. Benefits in the Event of Termination Following Change in Control. If Employee resigns his employment for Good Reason (as defined below) or if the Company terminates Employee’s employment without Cause in each case within one (1) year following or six (6) months preceding a Change In Control (as defined below) (the “Change In Control Period”), the Company shall: (1) continue to pay to Employee the annual base salary in effect as of the date of termination for twenty-four (24) months after the last full day Employee works under this Agreement in installments at the Company’s normal payroll payment dates; and (ii) continue to pay for such medical and dental insurance as Employee may then receive for a period of twelve (12) months should Employee elect continuation of group health plan coverage under COBRA. This provision will no longer be provided upon Employee’s eligibility for insurance covering substantially the same insured matters under any other plans or policies from a third party (e.g., spouse’s employer, Employee’s subsequent employer, or any other party with a relationship with Employee).

a.	Notwithstanding anything in this Agreement to the contrary, in no event shall any payments be made or benefits provided under this Agreement which, when combined with all other payments and benefits provided to the Employee, render any such payment or benefit nondeductible under Section 280G of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 280G”), or to trigger an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax or assessment). In such event, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, such that the aggregate benefits to be provided to the Employee do not exceed 2.99 multiplied by the Employee’s “base amount” (as such term is defined in Section 280G).

b.	“Good Reason,” for purposes of this Agreement, shall mean your resignation from employment within 180 days after the occurrence, without your express written consent, of one of the events enumerated in (a) through (d) below; provided, however, that you must provide written notice to the Company within 90 days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have 30 days after such notice is given to cure:

A.	an adverse change in your status or position as [Position] (including as a result of a material diminution in your duties or responsibilities or no longer reporting directly to the President/Chief Executive Officer of the Company), or any removal of you from or any failure to reappoint or reelect you to such positions (except in connection with the termination of your employment for Cause or Disability, as a result of your death or by you other than for Good Reason);

B.	a material reduction in your Base Salary or your Short-Term Incentive Plan target bonus opportunity unless such reduction was mandated at the initiation of any regulatory authority having jurisdiction of the Company;

[Name]	- 4 -	July 19, 2012

C.	you being required to relocate to a principal place of employment outside than 30 miles from your current principal place of employment;

D.	the failure of the Company to obtain agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.

c.	Subject to the exceptions stated below, for purposes of this Agreement, a “Change In Control” shall be defined as (i) any change in ownership that results in an owner other than the New England Carpenters Pension Fund & New England Carpenters Guaranteed Annuity Fund (the “New England Fund”) or the Empire State Carpenters Pension Fund (the “New York Fund”) or, in the event of a consolidation of the New England Fund or New York Fund with another entity, the resulting successor of the New England Fund or New York Fund (a “Successor Fund”), holding the largest single ownership interest in the Company (the “General Partner Interest”) or (ii) any transaction or series of related transactions in which a) 90% or more of the assets (which must also include at least 80% of the total loans) and b) all or substantially all of the deposits of First Trade Union Bank are sold or transferred to entities other than the New England Fund, New York Fund, a Successor Fund or any other related entity; provided, however, that the term Change In Control shall not include any change of ownership in which: (1) the New York Fund, the New England Fund, or a Successor Fund remains the managing or controlling partner of the ownership interests, the headquarters of the Company remain in Boston, Massachusetts, and there is no material change in the strategic direction of the Company; or (2) the General Partner Interest or majority interest is held by affiliates of the Company, any employee benefit plan or trust sponsored or controlled by the New York Fund and New England Fund; or (3) the shareholders of the Company approve a complete liquidation, dissolution or sale of the Company on account of unsatisfactory performance; or (4) a consortium (or group) of funds affiliated with the Carpenters’ Union, none of which hold a majority at the time this Amendment is executed, become managing or controlling partners of the ownership interests, and the headquarters of the Company remain in Boston, MA, and there is no material change in the strategic direction of the Company, provided that the New York Fund and/or the New England Fund retain(s) some ownership share; or (5) the Change in Control fails to constitute a “change in control” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”).

[Name]	- 5 -	July 19, 2012

d.	Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to the Employee under this Agreement.

e.	For purposes of Section 409A (1) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (x) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (y) with respect to amounts paid as separation pay (as defined under Treasury Regulation § 1.409A-1(m)) no later than the second calendar year following the calendar year containing the Employee’s “separation from service” (as defined for purposes of Section 409A), the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which exemptions are hereby incorporated by reference.

f.	Any payments otherwise payable under this Agreement shall not commence until the Employee has a “separation from service” (as defined in Section 409A).

g.	If the Employee is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) that is payable upon a separation from service, and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following the Employee’s separation from service, provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, with interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding Employee’s date of separation from service, on the first day of the seventh month following the Employee’s separation from service.

h.	If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Employee by Section 409A, and the Employee shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty, or interest imposed by Section 409A.

6. Payments Contingent Upon Release Agreement. Payment of the Severance Amount set forth in Section 2 and/or any amounts described in Section 5 shall be contingent upon the Employee signing a Release and Waiver Agreement of any and all legal claims against

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the Company and related persons within sixty (60) days of termination of employment in a form reasonably acceptable to the Company. Employee understands and agrees that no payments under this Agreement will be due unless and until such Release and Waiver Agreement is signed.

7. No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including, without limitation, any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in this Agreement. Employee further represents and warrants that his employment with the Company will not require the disclosure or use of any confidential information pertaining to any company or prior employer of Employee which he acquired prior to employment at the Company.

8. Required Regulatory Provisions. In brief, there are instances when a federally regulated bank is simply not permitted to make payments under Change in Control programs. The federal statute and the regulations address the legitimate concern that payments should not be made to former employees if the Bank is insolvent or subject to proceedings to terminate or suspend deposit insurance. A copy of the statute will be made available to Employee upon request. In the event of any conflict between the laws of the Commonwealth of Massachusetts and federal laws regulating the Bank, federal law will govern.

a.	Notwithstanding any provision to the contrary in this Agreement, all payments are subject to and conditioned on compliance with 12 USC §1828(k) and any rules and regulations promulgated thereunder.

b.	Notwithstanding any provision to the contrary in this Agreement, if Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (“FDI Act”), 12 USC §1818(e)(3) and §1818(g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

c.	Notwithstanding any provision to the contrary in this Agreement, if Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 USC §1818(e)(4) or §1818(g)(1), all obligations of the association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.	Notwithstanding any provision to the contrary in this Agreement, if the Company is in default (as defined in section 3(x)(1) of the FDI Act), all obligations under the contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

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e.	Notwithstanding any provision to the contrary in this Agreement, all obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Company (i) by the Director of the Office of The Comptroller of The Currency (“OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the association under the authority contained in 13(c) of the FDI Act; or (ii) by the Director of the OCC or his or her designee, at the time the Director of the OCC or his or her designee approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined by the Director of the OCC to be in an unsafe or unsound condition.

First Trade Union Bank

Michael A. Butler

President and Chief Executive Officer

Date:

Name: [Name]

Date: